Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-171835) pertaining to the 2010 Long Term Incentive Plan of our report dated March 31, 2011, with respect to the consolidated financial statements of FairPoint Communications, Inc. in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Charlotte, North Carolina
March 31, 2011